EXHIBIT 3.1

                             CHAPMAN AND CUTLER LLP
                             111 WEST MONROE STREET
                             CHICAGO, ILLINOIS 60603

                                October 18, 2005

Van Kampen Funds Inc.
1221 Avenue of the Americas
New York, New York  10020


                     Re: Van Kampen Unit Trusts, Series 522
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Ladies/Gentlemen:

         We have served as counsel for Van Kampen Unit Trusts, Series 522 (the "Fund"), in connection with the preparation, execution and delivery of a trust agreement dated October 18, 2005 (the "Trust Agreement"), among Van Kampen Funds Inc., as depositor (the "Depositor"), Van Kampen Asset Management, as supervisor, and The Bank of New York, as trustee (the "Trustee"), pursuant to which the Depositor has delivered to and deposited the securities listed in the schedule to the Trust Agreement with the Trustee and pursuant to which the Trustee has provided to or on the order of the Depositor documentation evidencing ownership of units (the "Units") of fractional undivided interest in and ownership of the trust of the Fund (the "Trust"), created under said Trust Agreement.

         In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

                    1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the Trusts have been duly authorized; and

                    2. The certificates evidencing the Units in the Trust, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Trust and the Depositor in accordance with the terms thereof.

         We hereby consent to the filing of this opinion as an exhibit to the registration statement (File No. 333-126716) relating to the Units referred to above and to the use of our name and to the reference to our firm in said registration statement and in the related prospectus.

                                                         Respectfully submitted,



                                                          CHAPMAN AND CUTLER LLP

MJK